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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  _____________
                                  SCHEDULE 13G

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                   ___________
                               (Amendment No. __)*

                          LEVEL 3 COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

             Common Stock,
       par value $0.01 per share                         52729N100
---------------------------------------    -------------------------------------
    (Title of class of securities)                    (CUSIP number)

                                December 23, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

                                   __________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                                     Page 1

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

------------------------------- -------------------------------------           ----------------------------------------------------
CUSIP No.                       52729N100                               13G                         Page 2 of 10
------------------------------- -------------------------------------           ----------------------------------------------------
------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  Leucadia National Corporation


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [_]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       New York

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         115,000,000
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    115,000,000

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              115,000,000
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    14.1%

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- --------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       2

------------------------------- -------------------------------------           ----------------------------------------------------
CUSIP No.                       52729N100                               13G                         Page 3 of 10
------------------------------- -------------------------------------           ----------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  Phlcorp, Inc.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [_]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Pennsylvania

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         115,000,000
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    115,000,000

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              115,000,000
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    14.1%

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- --------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       3

------------------------------- -------------------------------------           ----------------------------------------------------
CUSIP No.                       52729N100                               13G                         Page 4 of 10
------------------------------- -------------------------------------           ----------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  Baldwin Enterprises, Inc.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [_]
                                                                                                                      (b) [_]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Colorado

------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         115,000,000
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    115,000,000

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              115,000,000
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [  ]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    14.1%

------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- --------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Statement on Schedule 13G (the "Schedule 13G") relates to the common stock, par value $0.01 per share (the "Common Stock"), of Level 3 Communications, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1025 Eldorado Blvd., Broomfield, Colorado 80021.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

               (i)  Leucadia National Corporation ("Leucadia")

               (ii) Phlcorp, Inc. ("Phlcorp")

               (iii) Baldwin Enterprises, Inc. ("Baldwin" and collectively with
                    Leucadia and Phlcorp, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of Leucadia National Corporation is 315 Park Avenue South, New York, New York 10010.

           The principal business office of Phlcorp, Inc. is 529 East South Temple, Salt Lake City, Utah 84102.

           The principal business office of Baldwin Enterprises, Inc. is 529 East South Temple, Salt Lake City, Utah 84102.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS:


           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

           (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E).

           (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

           (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

           (a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 29, 2005, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 817,565,834 shares of Common Stock outstanding as of December 23, 2005, as reported by the Issuer in the Registration Statement on Form S-3 filed by the Issuer with the Securities and Exchange Commission on December 27, 2005.

           Phlcorp, by virtue of its status as the sole stockholder of Baldwin, may be deemed to share with Baldwin the power to vote or direct the vote and to dispose or direct the disposition of all of the shares of Common Stock of which Baldwin is the direct beneficial owner. Leucadia, by virtue of its status as the sole stockholder of Phlcorp, may be deemed to share with Phlcorp the power to vote or direct the vote and to dispose or direct the disposition of all of the shares of Common Stock of which Baldwin is the direct beneficial owner.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                  [Remainder of page intentionally left blank]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:    December 29, 2005

                                        LEUCADIA NATIONAL CORPORATION


                                        By: /s/ Joseph A. Orlando
                                            ------------------------------------
                                            Name:  Joseph A. Orlando
                                            Title: Vice President and Chief
                                                   Financial Officer



                                        PHLCORP, INC.


                                        By: /s/ Joseph A. Orlando
                                            ------------------------------------
                                            Name:  Joseph A. Orlando
                                            Title: Vice President



                                        BALDWIN ENTERPRISES, INC.


                                        By: /s/ Joseph A. Orlando
                                            ------------------------------------
                                            Name:  Joseph A. Orlando
                                            Title: Vice President

                                  EXHIBIT INDEX


  Exhibit No.                        Document
  -----------                        --------

       1 Joint Filing Agreement, dated December 29, 2005, among Leucadia National Corporation, Phlcorp, Inc. and Baldwin Enterprises, Inc., to file this joint statement on Schedule 13G.







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